Exhibit 99.1

Contact: Joanne Freiberger
Vice President and Treasurer
813-739-1808
investorrelations@masonite.com

MASONITE INTERNATIONAL CORPORATION REPORTS 2015 FIRST QUARTER
RESULTS AND REVISED EARNINGS CONFERENCE CALL DATE

Earnings Conference Call Will Now Be Held on Tuesday, May 5th at 10:00am ET

(Tampa, FL, May 4, 2015) - Masonite International Corporation ("Masonite" or "the Company") (NYSE: DOOR) today announced results for the three months ended March 29, 2015.

Executive Summary

•
Net sales increased $12.0 million, or 2.8% to $434.5 million for the first quarter of 2015 compared with the first quarter of 2014. Excluding a 4.9% unfavorable impact from foreign exchange, net sales would have increased by 7.8% to $455.4 million for the first quarter.

•
Net loss attributable to Masonite increased $14.5 million to $31.1 million, or $1.02 per diluted share in the first quarter of 2015 versus the comparable 2014 period. Excluding the extinguishment of debt charges incurred in connection with its March 2015 debt refinancing, net loss attributable to Masonite would have decreased $13.6 million to $3.0 million or $0.10 per diluted share.

•	Adjusted EBITDA[1] increased $18.1 million, or 91.9%, to $37.8 million in the first quarter of 2015 versus the comparable 2014 period.

•
In March 2015, Masonite issued $475 million of 5.625% 2023 unsecured notes and redeemed $500 million of 8.25% 2021 unsecured notes which is expected to lower annual cash interest expense by approximately $15 million.

“Despite significant foreign exchange headwinds we had a very strong quarter with Adjusted EBITDA nearly doubling versus a year ago,” said Fred Lynch, President and CEO. "A modest improvement in the U.S. housing market, our on-going disciplined cost control and our focus on strategic growth initiatives are all helping us realize a more appropriate value for our high quality products and services."

1 See "Non-GAAP Financial Measure and Related Information" for definition and reconciliation of Adjusted EBITDA to net income (loss) attributable to Masonite. The calculation of Adjusted EBITDA has been revised from prior definitions to exclude loss on extinguishment of debt.

First Quarter 2015 Discussion
Net sales increased 2.8% to $434.5 million in the three months ended March 29, 2015, from $422.5 million in the comparable period of 2014. Excluding the unfavorable impact of foreign exchange, net sales would have increased by 7.8% to $455.4 million. The reported increase was primarily due to a $24.0 million improvement in average unit price and $9.1 million of higher unit volumes, partially offset by $20.9 million of negative foreign exchange and a $0.2 million decrease in net sales of other products.

Total company gross profit increased to $73.3 million in the three months ended March 29, 2015, from $53.0 million in the three months ended March 30, 2014. Gross profit margin increased 440 basis points to 16.9% of net sales in the first quarter of 2015, from 12.5% of net sales in the first quarter of 2014, primarily due to increases in average unit price.

Selling, general and administrative expenses (SG&A) as a percentage of net sales decreased 30 basis points in the first quarter of 2015 to 13.4%, from 13.7% in the first quarter of 2014. In the first quarter of 2015 selling, general and administration expenses increased $0.4 million to $58.2 million from $57.8 million in the comparable 2014 period. The increase was driven by $1.4 million of incremental selling, general and administration expenses incurred in 2015 in connection with the operations of our 2014 acquisitions and an increase of depreciation and amortization of $1.2 million. This increase was partially offset by a decrease due to foreign exchange impacts of $1.9 million.

Net loss attributable to Masonite increased $14.5 million to $31.1 million, or $1.02 per diluted share in the first quarter of 2015 versus the comparable 2014 period. Excluding the extinguishment of debt charges incurred in connection with the refinancing of its debt, net loss attributable to Masonite would have decreased $13.6 million to $3.0 million or $0.10 per diluted share.

Adjusted EBITDA increased 91.9% to $37.8 million for the three months ended March 29, 2015, from $19.7 million in the comparable period of 2014.

Debt Refinancing
On March 9, 2015, the Company issued $475 million aggregate principal amount of 5.625% senior unsecured notes due 2023. The Company used the net proceeds from the sale of the notes, together with available cash balances, to redeem all $500 million aggregate principal amount of its existing 8.25% Senior Notes due 2021.

On April 9, 2015 the Company entered into an amended and restated $150 million asset-based revolving credit facility, which is secured by the Company’s inventory and accounts receivable in the United States and Canada. The Company increased the size of the committed facility to $150 million from $125 million, and extended the maturity date to April 9, 2020 from its prior maturity date of May 17, 2016. There are no balances outstanding under this facility.

Masonite Earnings Conference Call
The Company will hold a live conference call and webcast on May 5, 2015. The live audio webcast will begin at 10:00 a.m. ET and can be accessed, together with the presentation, on the Masonite website under Investors > Events & Presentations. The webcast can be directly accessed at: Q1'15 Earnings Webcast.

Telephone access to the live call will be available at 877-407-3980 (in the U.S.) or by dialing 201-689-8475 (outside U.S.).

A telephone replay will be available approximately one hour following completion of the call through May 19, 2015. To access the replay, please dial 877-660-6853 (in the U.S.) or 201-612-7415 (outside U.S.). Enter Conference ID #13606757.

2015 Investor Day
Masonite will hold its 2015 investor day on June 19, 2015 starting at 9:30am ET at the New York Stock Exchange. The event will feature presentations from several members of Masonite’s senior management team. A live internet audio webcast of the presentations will be available on the Masonite website at 2015 Investor Day.

About Masonite
Masonite International Corporation is a leading global designer and manufacturer of interior and exterior doors for the residential new construction; the residential repair, renovation and remodeling; and the non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves more than 7,000 customers in 80 countries. Additional information about Masonite can be found at www.masonite.com.

Forward-looking Statements
This press release contains forward-looking information and other forward-looking statements within the meaning of applicable Canadian and/or U.S. securities laws, including our discussion of improvements in the housing market and related markets and the effects of our pricing and other strategies. When used in this press release, such forward-looking statements may be identified by the use of such words as “may,” might, “could,” “will,” would,” “should,” “expect,” “believes,” “outlook,” “predict,” “forecast,” “objective,” “remain,” “anticipate,” “estimate,” “potential,” “continue,” “plan,” “project,” “targeting,” or the negative of these terms or other similar terminology.

Forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Masonite, or industry results, to be materially different from any future plans, goals, targets, objectives, results, performance or achievements expressed or implied by such forward-looking statements. As a result, such forward-looking statements should not be read as guarantees of future performance or results, should not be unduly relied upon, and will not necessarily be accurate indications of whether or not such results will be achieved. Factors that could cause actual results to differ materially from the results discussed in the forward-looking statements include, but are not limited to, general economic, market and business conditions; levels of residential new construction, residential repair, renovation and remodeling and non-residential building construction activity; competition; our ability to successfully implement our business strategy; our ability to manage our operations including integrating our recent acquisitions and companies or assets we acquire in the future; our ability to generate sufficient cash flows to fund our capital expenditure requirements and to meet our debt service obligations, including our obligations under our senior notes and our senior secured asset-backed credit facility; labor relations (i.e., disruptions, strikes or work stoppages), labor costs, and availability of labor; increases in the costs of raw materials or any shortage in supplies; our ability to keep pace with technological developments; the actions by, and the continued success of, certain key customers; our ability to maintain relationships with certain customers; new contractual commitments; our ability to generate the benefits of our restructuring activities; retention of key management personnel; environmental and other government regulations; limitations on operating our business as a result of covenant restrictions under our existing and future indebtedness, including our senior notes and senior secured asset-based credit facility; and other factors publicly disclosed by the company from time to time.

Non-GAAP Financial Measure and Related Information
Adjusted EBITDA is a measure used by management to measure operating performance. Beginning in the first quarter of 2015, we revised our calculation of Adjusted EBITDA to separately exclude loss on extinguishment of debt, which would be a component of other expense (income), net, but is separately stated due to its magnitude. The revision to this definition had no impact on our reported Adjusted EBITDA for the three months ended March 30, 2014. As revised, Adjusted EBITDA is defined as net income (loss) attributable to Masonite plus depreciation, amortization, restructuring costs, loss (gain) on sale of property, plant and equipment, asset impairment, registration and listing fees, interest expense, net, loss from extinguishment of debt, other expense (income), net, income tax expense (benefit), loss (income) from discontinued operations, net of tax, net income attributable to non-controlling interest and share based compensation expense. Adjusted EBITDA is not a measure of financial condition or profitability under GAAP, and should not be considered as an alternative to (i) net income (loss) or net income (loss) attributable to Masonite determined in accordance with GAAP or (ii) operating cash flow determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. We believe that the inclusion of Adjusted EBITDA in this press release is appropriate to provide additional information to investors about our operating performance. Not all companies use identical calculations, and as a result, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Moreover, Adjusted EBITDA as presented for financial reporting purposes herein, although similar, is not the same as similar terms in the applicable covenants in our ABL Facility or our senior notes. Adjusted EBITDA, as calculated under our ABL Facility or senior notes would also include, among other things, additional add-backs for amounts related to: cost savings projected by us in good faith to be realized as a result of actions taken or expected to be taken prior to or during the relevant period; fees and expenses in connection with certain plant closures and layoffs; and the amount of any restructuring charges, integration costs or other business optimization expenses or reserve deducted in the relevant period in computing consolidated net income, including any one-time costs incurred in connection with acquisitions. The table below sets forth a reconciliation of Adjusted EBITDA to net income (loss) attributable to Masonite for the periods indicated.

MASONITE INTERNATIONAL CORPORATION
SALES RECONCILIATION AND ADJUSTED EBITDA BY REPORTABLE SEGMENT
(In millions of U.S. dollars)
(Unaudited)

	North America	Europe, Asia and Latin America	Africa	Total	% Change
First quarter 2014 net sales	$314.4	$94.6	$13.5	$422.5
Volume*	11.5	(1.7)	(0.7)	9.1	2.2%
Average unit price	18.5	6.0	(0.5)	24.0	5.7%
Other	0.5	(0.7)	—	(0.2)	—%
Foreign exchange	(8.9)	(11.0)	(1.0)	(20.9)	(4.9)%
First quarter 2015 net sales	$336.0	$87.2	$11.3	$434.5	2.8%
Year over year growth, net sales	6.9%	(7.8)%	(16.3)%

First quarter 2014 Adjusted EBITDA	$16.0	$3.0	$0.7	$19.7
First quarter 2015 Adjusted EBITDA	$29.6	$8.8	$(0.6)	$37.8	91.9%

Year over year growth, Adjusted EBITDA	85.0%	193.3%	(185.7)%

(*) Includes the incremental impact of 2014 acquisitions.

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended
	March 29, 2015	March 30, 2014
Net sales	$434,465	$422,460
Cost of goods sold	361,156	369,474
Gross profit	73,309	52,986
Gross profit as a % of net sales	16.9%	12.5%

Selling, general and administration expenses	58,161	57,775
Selling, general and administration expenses as a % of net sales	13.4%	13.7%

Restructuring costs	2,356	721
Operating income (loss)	12,792	(5,510)
Interest expense (income), net	11,753	9,993
Loss on extinguishment of debt	28,046	—
Other expense (income), net	(1,184)	181
Income (loss) from continuing operations before income tax expense (benefit)	(25,823)	(15,684)
Income tax expense (benefit)	3,264	19
Income (loss) from continuing operations	(29,087)	(15,703)
Income (loss) from discontinued operations, net of tax	(229)	(142)
Net income (loss)	(29,316)	(15,845)
Less: net income (loss) attributable to non-controlling interest	1,736	741
Net income (loss) attributable to Masonite	$(31,052)	$(16,586)

Earnings (loss) per common share attributable to Masonite:
Basic	$(1.03)	$(0.56)
Diluted	$(1.03)	$(0.56)

Earnings (loss) per common share from continuing operations attributable to Masonite:
Basic	$(1.02)	$(0.56)
Diluted	$(1.02)	$(0.56)

Shares used in computing basic and diluted earnings per share	30,056,085	28,021,671

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

ASSETS	March 29, 2015	December 28, 2014
Current assets:
Cash and cash equivalents	$90,101	$192,037
Restricted cash	13,177	13,187
Accounts receivable, net	242,671	241,721
Inventories, net	228,555	222,732
Prepaid expenses	23,283	21,103
Income taxes receivable	1,672	1,796
Current deferred income taxes	17,518	20,767
Total current assets	616,977	713,343
Property, plant and equipment, net	555,134	576,234
Investment in equity investees	7,552	8,827
Goodwill	98,167	99,199
Intangible assets, net	194,339	203,372
Long-term deferred income taxes	19,135	20,697
Other assets, net	23,567	24,879
Total assets	$1,514,871	$1,646,551

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$95,504	$98,199
Accrued expenses	114,268	137,681
Income taxes payable	1,686	1,361
Total current liabilities	211,458	237,241
Long-term debt	475,000	511,920
Long-term deferred income taxes	103,191	107,777
Other liabilities	52,005	54,114
Total liabilities	841,654	911,052

Equity:
Share capital: unlimited shares authorized, no par value, 30,143,534 and 30,015,321 shares issued and outstanding as of March 29, 2015, and December 28, 2014, respectively.	659,303	657,292
Additional paid-in capital	226,448	225,918
Accumulated deficit	(128,569)	(97,517)
Accumulated other comprehensive income (loss)	(110,581)	(76,259)
Total equity attributable to Masonite	646,601	709,434
Equity attributable to non-controlling interests	26,616	26,065
Total equity	673,217	735,499
Total liabilities and equity	$1,514,871	$1,646,551

MASONITE INTERNATIONAL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
TO GAAP FINANCIAL MEASURE
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended
	March 29, 2015	March 30, 2014
Adjusted EBITDA	$37,788	$19,718
Less (plus):
Depreciation	15,306	15,446
Amortization	5,011	5,691
Share based compensation expense	2,379	2,283
Loss (gain) on disposal of property, plant and equipment	(56)	1,087
Restructuring costs	2,356	721
Interest expense (income), net	11,753	9,993
Loss on extinguishment of debt	28,046	—
Other expense (income), net	(1,184)	181
Income tax expense (benefit)	3,264	19
Loss (income) from discontinued operations, net of tax	229	142
Net income (loss) attributable to non-controlling interest	1,736	741
Net income (loss) attributable to Masonite	$(31,052)	$(16,586)